                                                                    EXHIBIT 10.6





                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                      OFFICIAL ORGANIZER/PROMOTER AGREEMENT

                            FOR MILWAUKEE, WISCONSIN


                            Draft as of: June 5, 1996

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.
                      OFFICIAL ORGANIZER/PROMOTER AGREEMENT


The undersigned hereby applies for the right to conduct an Indy Car World Series race Competition sanctioned or co-sanctioned by Championship Auto Racing Teams, Inc. ("CART"), upon the following terms and conditions. It is understood that this is an application only until accepted and approved by CART in writing and that this Competition shall not be advertised or communicated to the public, press or any other media or business arrangement as having been approved by CART until this application has been so approved and until an official sanction has been granted by CART.

         Track:                      Wisconsin State Park Speedway
         Location:                   West Allis, Wisconsin
         Organizer/Promoter:         Carl Haas Racing Teams, Ltd.
         Address:                    500 Tower Parkway                7722 W. Greenfield Avenue
                                     Lincolnshire, IL  60069          West Allis, WI  53214
         Telephone:                  (708) 634-8210                   (414) 453-5761
         Facsimile:                  (708) 634-8208                   (414) 453-9920
         Race Distance:              200 miles, 200 laps
         Track Length and Type:      1-mile oval
         Postponed Date:             Next clear day

1.       A.       The term "Competition" as used herein shall include the annual
                  Indy Car race(s) designated hereinabove, as well as all time trials, practice runs and rain or postponed dates related thereto.

         B. The term "Event" as used herein shall include the Competition(s) as well as any other race(s), race-related activities or any other activities associated with the Competition(s), as approved by CART hereunder.

         C. The terms "Dollars" and "$" refer to the lawful currency of the United States of America.

         D. References in this Agreement to "PPG" shall be to PPG Industries, Inc., or any successor Series sponsor.

2.       A.       Subject to compliance with all the terms and conditions set forth in this Agreement, Organizer/Promoter shall organize, promote and conduct a CART Indy Car race Competition in the following year(s): 1995, 1996, 1997 and 1998.

         B. The date for the 1995 race will be June 4, 1995. The races to be conducted in 1996, 1997 and 1998 will be scheduled for the first Sunday in June (i.e., one week after the traditional Indianapolis 500 mile race date), provided, however, that in the event the Indianapolis 500 mile race is postponed due to rain, it may be necessary to reschedule this Event in such year to a mutually agreeable date. In addition, the parties recognize that the preferred local start time for the race is 2:00 p.m. and agree that the start time will not be scheduled for earlier than 1:00 p.m. if television time is available on this date.

         C. Organizer/Promoter agrees not to organize, promote, conduct, authorize or permit the staging of any other major motor racing event(s) at the track(s) designated hereinabove, without the approval of CART, within two (2) weeks either preceding or following any Competition hereunder.

         D. The parties shall have a reciprocal right of first negotiation for the extension of this Agreement beyond the Events covered hereunder, through a reasonable period of good faith negotiation. In addition, such right of first negotiation shall specifically include a right of first refusal in the event the terms and conditions offered to a prospective replacement Organizer/Promoter or venue are less favorable to CART than those offered to Organizer/Promoter.

3. The total Organization and Rights Fee payable for the 1995 Competition shall be Seven Hundred Fifty Thousand ($750,000.00) Dollars and shall be paid to CART as follows:

         A. Fifteen (15%) percent, or One Hundred Twelve Thousand Five Hundred ($112,500.00) Dollars by January 1, 1995.

         B. Thirty-five (35%) percent, or Two Hundred Sixty Two Thousand Five Hundred ($262,500.00) Dollars by April 1, 1995.

         C. The balance due of Three Hundred Seventy Five Thousand ($375,000.00) Dollars not later than thirty (30) days prior to the date of the race.

4. The total Organization and Rights Fee payable for the 1996 Competition shall be Seven Hundred Fifty Thousand ($750,000.00) Dollars and shall be paid to CART as follows:

         A. Fifteen (15%) percent, or One Hundred Twelve Thousand Five Hundred ($112,500.00) Dollars by January 1, 1996.

         B. Thirty-five (35%) percent, or Two Hundred Sixty Two Thousand Five Hundred ($262,500.00) Dollars by April 1, 1996.

         C. The balance due of Three Hundred Seventy Five Thousand ($375,000.00) Dollars not later than thirty (30) days prior to the date of the race.

5. The total Organization and Rights Fee payable for the 1997 competition shall be Eight Hundred Thousand ($800,000.00) Dollars and shall be paid to CART as follows:

         A. Fifteen (15%) percent, or One Hundred Twenty Thousand ($120,000.00) Dollars by January 1, 1997.

         B. Thirty-five (35%) percent, or Two Hundred Eighty Thousand ($280,000.00) Dollars by April 1, 1997.

         C. The balance due of Four Hundred Thousand ($400,000.00) Dollars not later than thirty (30) days prior to the date of the race.

6. The total Organization and Rights Fee payable for the 1998 Competition shall be Eight Hundred Fifty Thousand ($850,000.00) Dollars and shall be paid to CART as follows:

         A. Fifteen (15%) percent, or One Hundred Twenty Seven Thousand Five Hundred ($127,500.00) Dollars by January 1, 1998.

         B. Thirty-five (35%) percent, or Two Hundred Ninety Seven Thousand Five Hundred ($297,500.00) Dollars by April 1, 1998.

         C. The balance due of Four Hundred Twenty Five Thousand ($425,000.00) Dollars not later than thirty (30) days prior to the date of the race.

7. Organizer/Promoter expressly understands and agrees that said Organization and Rights Fees are intended to be net and are non-refundable except as expressly provided in this Agreement. If said Organization and Rights Fees are not paid to CART in the manner and by the time provided above, CART shall have the option to declare this Agreement terminated, upon a fifteen (15) day notice of default/opportunity to cure, in which circumstance CART will be relieved from any further liability or responsibility hereunder, and in addition, Organizer/Promoter shall forthwith pay to CART and CART shall be entitled to enforce collection of the total amount required under this Agreement as liquidated damages and not as a penalty, together with all costs incurred by CART in connection therewith, including reasonable attorney fees, and interest at the rate of twelve (12%) percent per annum.

8. Organizer/Promoter shall not be responsible for any purse distribution whatsoever in respect to a Competition. CART must approve any and all awards given in conjunction with a Competition and/or for the PPG Indy Car World Series. Organizer/Promoter agrees to provide driver and entrant/owner trophies in recognition and representative of the achievements of at least the first three (3) finishing positions in each Competition.

9.       A.       CART shall be responsible for providing not less than eighteen
                  (18) entrants for each Competition. If CART is unable to provide eighteen (18) entrants for any Competition, Organizer/Promoter shall have the right to cancel such Competition, providing that Organizer/ Promoter first informs CART in writing of such intent, and provided further that eighteen (18) entries have not been received within seven (7) days after receipt by CART of such notice. If
                  Organizer/Promoter under these circumstances exercises this cancellation right, it will be entitled to the return of the portion of the Organization and Rights Fee theretofore paid for such Competition.

         B. Either party hereto shall have the right to cancel a Competition due to a "force majeure". "Force majeure" shall mean any event or circumstances (whether arising from natural causes, human or governmental agency or otherwise) beyond the control of the parties including by way of illustration, but not by way of limitation, strikes, lock-outs or other labor disputes, civil strife, war, flood, fire, or acts of God. If there is an unexpected cancellation due to a "force majeure", Organizer/Promoter will be entitled to the return of the portion of the Organization and Rights Fee theretofore paid, except that Organizer/Promoter agrees that CART may retain a sum equivalent to the necessary expenses reasonably incurred by CART and its teams in preparing for such Competition, which expenses shall be mutually agreed by the parties provided, however, that if the parties are unable to agree informally as to the amount of such expenses, such dispute shall be submitted to binding arbitration and the result of such arbitration shall be enforceable by any court having jurisdiction.

         C. If Organizer/Promoter cancels or fails to stage a Competition for any reason other than those mentioned within this paragraph 9, Organizer/Promoter shall forthwith pay to CART and CART shall be entitled to enforce collection of the total amount required under this Agreement as liquidated damages and not as a penalty, together with all costs incurred by CART in connection therewith, including reasonable attorney fees, and interest at the rate of twelve (12%) percent per annum.

10. Except as expressly provided herein, Organizer/Promoter owns and shall have exclusive control over all commercial rights to each Event including by way of illustration, but not by way of limitation, the right to sell and receive all the proceeds from Event sponsorships, signage, admission tickets, programs, novelties, concessions (including food and beverage), catering (including food and beverage), hospitality facilities, hotel rooms, expositions, displays, parking spaces, banquets, and licenses to parades.

11. Organizer/Promoter shall assume and perform all organizational and promotional activities for each Event except as otherwise provided herein, including but not limited to business organization, promotional activity, management, marketing, general affairs, selling tickets, track maintenance and accommodations of the press, and further understands and agrees that CART disclaims any warranty expressed or implied, as to the potential success of any Event organized hereunder.

12. Organizer/Promoter shall organize and promote the races hereunder as major motor racing events. Organizer/Promoter shall have the right to on-site track entitlement, and revenues therefrom. On-site entitlement is to designate the title/name of the race at the venue, subject to CART approval which shall not be unreasonably withheld. All media releases, public announcements and public disclosures by either party or its employees or agents relating to this Agreement, including but not limited to promotional or marketing material, but not including any announcement intended solely for internal distribution at either party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party, shall be coordinated with and approved by the other in writing prior to the release thereof.

13.      A.       CART hereby grants Organizer/Promoter the non-exclusive right to use the IndyCar name and logo in its promotion of each Event during the term hereof, in accordance with all provisions contained in this Agreement. Any logo, design, mark or representation made, formulated, or developed in conjunction with such Event shall be subject to the prior written approval of CART.

         B. Organizer/Promoter shall display in all advertising and publicity material including but not limited to news releases, posters, banners, program covers, brochures, tickets, passes and credentials relating to each Event the phrase: "PPG Indy Car World Series" and the logos of PPG and IndyCar (as approved and supplied by CART). CART reserves the right to change such phrase and logo.

         C. Organizer/Promoter shall include in its display of the IndyCar logo the symbol (R) to indicate that it is a registered mark. A sheet of camera ready art depicting these logos shall be provided by CART. Further, in promoting and advertising each Event, Organizer/Promoter shall promote the Competition as a part of the PPG Indy Car World Series or as otherwise designated by CART. Organizer/Promoter shall provide such verification of compliance with the provisions contained in this paragraph 13 as CART may reasonably request.

         D. Organizer/Promoter shall not use the names, logos or trademarks of CART or PPG for any purpose other than as herein defined.

         E. Upon the expiration or termination of this Agreement for any reason, Organizer/Promoter shall cease and desist any and all use of the names, logos or trademarks of CART or PPG or any colorable imitation, variation or adaptation thereof.

         F. CART and Organizer/Promoter shall promptly take such action as may be necessary to protect the names, logos and trademarks of CART and PPG against any infringement or threatened infringement or any common law "passing off".

14. Organizer/Promoter agrees that each Competition shall be organized, approved by CART and conducted in accordance with all applicable statutes, ordinances, regulations or other requirements of any government authority, and the IndyCar Rule Book as amended from time to time and as the same may be modified or supplemented by any other rules, regulations, bulletins or releases that may be applicable to such Competition. CART reserves the right to terminate this Agreement at any time without further liability for material failure of Organizer/Promoter to abide by said requirements, regulations, rules, or the terms and conditions of this Agreement, by so notifying Organizer/Promoter in writing, upon a five (5) day notice of default/opportunity to cure. CART shall notify Organizer/Promoter in writing of any alleged default and Organizer/Promoter shall have five
         (5) days after receipt of such notice to cure the default; provided, however, if the nature of the default is such that it cannot reasonably be cured within five (5) days, Organizer/Promoter shall not be deemed to be in default if it commences the cure within such five (5) day period and thereafter completes the curative action within a reasonable time. Organizer/Promoter acknowledges receipt of a copy of the IndyCar Rule Book.

15. Organizer/Promoter represents and warrants that it has or will have sole control of the track and of the premises upon which the track is located, including all facilities thereon, and that Organizer/Promoter has full authority to conduct each Event thereon as provided for herein for the defined scheduled term of each Event.

16. Organizer/Promoter shall provide at its expense during each Event the track, race course, and facilities in good repair and ready for use, and Organizer/Promoter shall permit CART or its insurance broker or other designated representative to inspect the track, race course and/or facilities before, during and after each Event. All repairs deemed reasonably necessary in order for the track to meet CART's safety requirements must be made at Organizer/Promoter's expense and the failure to make the necessary repairs may result in the postponement or cancellation of such Event, in CART's sole discretion. The track site, design and condition shall be subject to review and approval by the CART Vice President, Competition and Chief Steward. Organizer/Promoter shall consult with CART on the layout and design of the track, including but not limited to the pit area, safety barriers, and other facilities for the Competition.

17. Organizer/Promoter shall provide at its expense such facilities as CART deems reasonably adequate for the use of CART personnel and those directly associated with the Event, including but not limited to race control facilities, facilities for participant registration, television, scoring, race car inspection, compiling and distributing media information, a media work area, and facilities and services as may be reasonably required by those who supply products and/or services for the Event. Further details of these and other operational and facility requirements of Organizer/Promoter are agreed to as outlined in SCHEDULE A attached hereto and made a part hereof.

18. Organizer/Promoter shall at its expense furnish all facilities, personnel, equipment, and services for accommodating and controlling the public during each Event, for whose safety and comfort Organizer/Promoter is solely responsible and liable.

19. Organizer/Promoter shall provide at its expense all necessary personnel as required by CART for the conduct of each Competition hereunder (other than the CART staff and officials), and Organizer/Promoter shall assume all the responsibilities pertaining to workers, volunteers and subcontractors for each Event weekend.

20. Organizer/Promoter at its expense shall obtain and maintain insurance for each Event with an insurance company approved by CART. Such insurance must conform to the minimum coverages, specifications, limits, etc., as set forth in SCHEDULE B attached hereto and made a part hereof. If Organizer/Promoter fails to maintain such policies with the required minimum coverage throughout the Event, CART may cancel such Event immediately without prior notice to Organizer/Promoter, or CART may, in its discretion, obtain the required insurance from an approved insurance company, with acceptable terms, at Organizer/Promoter's expense.

21. Only those individuals approved by CART or Organizer/Promoter, including but not limited to drivers and pit crew and necessary fire, wrecker, ambulance and security crews, shall have access to or be allowed in the paddock, garage and pit areas, the racing surface, and other areas to which admission by the general public is normally prohibited during the Event, and Organizer/Promoter shall be solely responsible and provide sufficient security personnel in such areas to enforce this provision at all times during each Event. Such access must be in compliance with the IndyCar Rule Book and may not interfere with or adversely affect the Competition.

22. Organizer/Promoter shall honor CART's Unified Credential System and shall comply with the facility access provisions implemented by CART, as set forth in SCHEDULE C attached hereto and made a part hereof, and as the same may be amended by future discussions and concurrence between CART and its race promoters through the promoter group.

23. CART shall have the exclusive right to contract out or to take or cause to be taken by others, make, broadcast, rebroadcast, use, reproduce, transmit, copyright, sell, license or otherwise dispose of for any purpose whatsoever, television pictures, sound film and tape, motion pictures, still photographs, electronic images and sound of each Event. CART shall retain all national, international and local broadcast rights including broadcast television, cable and radio. Organizer/Promoter will assure that the presence of personnel and equipment for these or similar purposes shall not be inconsistent with the rights of CART herein provided and shall not interfere or conflict with the exercise of any such rights by CART as herein provided.

24. Organizer/Promoter recognizes and acknowledges that CART has entered or intends to enter into a television contract with a national broadcast or cable network for the coverage of each Competition hereunder.

         A. Detailed operational and facility requirements of Organizer/Promoter in respect to television and other on-site media are identified in SCHEDULE A.

         B. CART has arranged with the television production companies (subject to network approval) to provide the video portion of the program feed from the mobile unit to Organizer/Promoter, so that Organizer/Promoter may feed the video signal as a courtesy to the media center and hospitality suites. This feed is limited to on-site press and hospitality use only. Any other feeds to hotels, bars, or other establishment(s) whether on-site or off, are strictly prohibited. Organizer/Promoter shall be responsible for the installation and maintenance of appropriate cable originating at the television compound which will then feed the system. Maintenance and operation of the system is the sole responsibility of Organizer/Promoter.

         C. CART and Organizer/Promoter agree that it is in the best interest of the sport, its promoters and sponsors to have the same on-site and television title sponsor. CART and Organizer/Promoter recognize and agree that all television entitlements are derived from a privilege granted by the television network and are subject to network approval. In the event Organizer/Promoter provides CART with a television entitlement sponsor, such sponsor must agree to: (i) purchase one (1) of several commercial unit package options for either network or cable coverage to be published by CART or its designee each year, (ii) enter into a negotiated agreement with CART or its designee, or (iii) guarantee a payment for entitlement in return for which Organizer/Promoter will receive eight (8) thirty (30) second commercial units to package with its on-site title. The published rate option packages and payment option will be made available to Organizer/Promoter at least one (1) year in advance.

         D. Organizer/Promoter may, at its option, and subject to approval by CART or its designee and the appropriate network, elect to guarantee over-the-air broadcast network coverage of its Event. In this event Organizer/Promoter will be required to provide a television title sponsor subject to: (i) purchase of one (1) of several published minimum commercial unit packages,
                  (ii) enter into a negotiated agreement with CART or its designee, or (iii) guarantee a payment for entitlement to be determined each year. In the payment option (iii) Organizer/Promoter will receive eight (8) thirty (30) second units in the telecast to package with its on-site title.

         E. In the event Organizer/Promoter elects not to provide CART with a television entitlement sponsor or to guarantee over-the-air broadcast network coverage, then CART or its designee shall have the option to secure a television entitlement sponsor which need not be the same as the on-site entitlement sponsor.

         F. CART and Organizer/Promoter agree that the policy and terms set forth as a condition of television coverage of this Event may change from time to time, and, therefore, the television agreement may supersede portions of this Agreement. In the event that the television agreement supersedes a portion of this Agreement, CART will immediately notify Organizer/Promoter and work toward a mutually agreed upon solution.

25. Organizer/Promoter recognizes and acknowledges that CART has the right to contract for an official car and/or truck for the PPG IndyCar World Series.

26. PPG shall have the exclusive right to provide any and all pace cars throughout the entire Event. In addition, only PPG pace cars shall be allowed to participate in the parade laps immediately preceding the start of the Indy Car race. Further details of these and other responsibilities of Organizer/Promoter to PPG are agreed to as outlined in SCHEDULE D attached hereto and made a part hereof.

27. Organizer/Promoter agrees that the scheduled CART activities during each Event, including those associated with the Competition, PPG Pace Car on track activities, and CART's official support series, Indy Lights, shall have priority over any other race or other activity scheduled during such Event. Organizer/Promoter will not schedule any supporting races or ancillary activities on the same day as registration or inspection, or on any other day during an Event, without prior written approval of CART. Further details of these and other scheduling considerations/requirements are agreed to as outlined in SCHEDULE E attached hereto and made a part hereof.

28. CART shall conduct mutually agreed upon grid/pre-race activities which shall include but are not limited to the pole awards, driver introductions, etc.

29. CART shall conduct mutually agreed upon Victory Circle proceedings. Details of these proceedings and the requirements of Organizer/Promoter in regard thereto are agreed to as outlined in SCHEDULE F attached hereto and made a part hereof.

30. CART shall have reasonable access to the PA system in order for CART to fulfill its contractual obligations to its sponsors and inform participants and spectators of activities during the Event.

31.      A.       CART merchandise, as supplied by CART or its licensed
                  representative, will be afforded the opportunity to be sold from its own official concession stand to be located in a prominent, high-traffic location, generally near the paddock area. Selected items of merchandise may also be prominently offered for sale in the track concession sales booths.
                  Merchandise sold from the CART booth will generate a royalty of twenty-five percent (25%) of the gross sales, after taxes, paid to Organizer/Promoter. Merchandise placed in the concessionaire booths will be done so on a consignment basis with the concessionaire given a forty (40%) percent discount on the retail price of all merchandise sold. Retail prices will be agreed upon in writing prior to the merchandise being placed in concessionaire booths. All accounting will be completed by noon of the day following the conclusion of each Event. All payments will be made and unsold merchandise returned at the same time.

         B. It is Organizer/Promoter's responsibility to insure that any and all concessions and/or merchandise is properly licensed. In the event that CART discovers any unlicensed products, it will have the right to take appropriate action in its sole discretion.

         C. All IndyCar teams will be afforded the opportunity to sell merchandise within the confines of the race facility. All teams will be in a prominent, high-traffic location. Participating IndyCar teams will pay a rights fee for the location, which fee shall be (i) consistent with the then current market price and (ii) no less favorable for any IndyCar team than the terms and conditions provided to other vendors located within the same area.

32. In conjunction with the PPG IndyCar Winner's Circle Club endorsed by CART, Organizer/Promoter shall provide at its expense:

         A. Limited access to restricted areas for club members during group tours and club functions.

         B. Inclusion of a PPG IndyCar Winner's Circle Club advertisement in the official race program. Camera ready art shall be provided by CART or its designee.

         C. Covered facility for meetings with a PA system, if not provided by PPG.

33. Organizer/Promoter shall cooperate with CART in its spectator research efforts, including but not by way of limitation allowing CART representatives access to spectators for personal interviews and questionnaire distribution and inclusion of a CART questionnaire in the official race program, for which camera ready art will be provided. The results of such research shall be made available to Organizer/Promoter.

34.      A.       The parties agree that, commencing in 1996, CART shall have the right to designate up to eight (8) sponsorships utilizing the following entitlements to be provided by Organizer/Promoter for each sponsorship at no cost to CART except as otherwise stated:

                           - designation as an Event sponsor on a totally exclusive basis;

                           -        inclusion in the Event press kit;

                           -        priority hospitality access;

                           - one (1) page of advertising in the Event Program (to be produced and supplied by the sponsor - 4 color camera ready art to be provided);

                           -        one (1) 10' x 10' Expo space;

                           - six (6) public address system announcements (two per day);

                           -        twenty (20) grandstand admission tickets;
                                    and

                           - four (4) 3' x 10' wall signs (to be provided by the sponsor).

                  All costs associated with the design and production of the advertising page and wall signs shall be borne by CART. The parties acknowledge the following categories represent acceptable potential sponsorships:

                           -        payment systems;

                           -        mineral water;

                           -        confectionery;

                           -        savory snacks;

                           -        film;

                           -        camera;

                           - electronics (i.e., television, hi-fi, audio, etc.); and

                           -        one additional mutually agreeable category.

                  Except as provided in the following sentence, all revenues received from such sponsorships will be retained by CART. The collective revenues received from sponsorships in the electronics, film and camera categories shall be applied as follows: the first Seventy Five Thousand ($75,000.00) Dollars shall be retained by CART; the balance of the proceeds received after Seventy Five Thousand ($75,000.00) Dollars shall be divided equally between CART and Organizer/Promoter.

         B. One additional page in the program shall be provided without charge for CART's own use for an offered Sponsor Corporate Advertisement.

                  CART questionnaire in the official race program, for which camera ready art will be provided. The results of such research shall be made available to Organizer/Promoter.

         C. Organizer/Promoter recognizes that each participating team has a race sponsor. Organizer/Promoter agrees that each team may place its team name and sponsor(s) on both sides of the wall in the team's assigned pit box, subject to applicable governmental laws and regulations.

35. Organizer/Promoter shall provide CART at no cost mutually agreed upon hospitality provisions for not less than forty (40) guests per day. Hospitality provisions will include food and beverage (at CART's expense).

36. Each Competition shall appear on the FIA calendar as a full international FIA event. Organizer/Promoter agrees to file this listing through CART and reimburse CART for all applicable listing fees. In addition, Organizer/Promoter agrees to pay through CART the applicable National Motorsports Council assessments, as determined by the Council's Executive Committee.

37. Organizer/Promoter agrees to indemnify and hold harmless CART, its directors, officials and officers, agents and employees, members and sponsors from any and all liabilities including liability resulting from the ordinary (but not gross) negligence of the same and all costs and expenses, including attorneys fees incurred in the defense thereof, asserted or imposed upon CART, its directors, officials, official representatives, employees, officers, members and sponsors arising out of or as a result of an Event hereunder.

38. Organizer/Promoter agrees not to take any action adverse to the interest of CART and, in consideration of the acceptance and approval of this application, releases and discharges CART and its officials and representatives from all liability for personal injury that may be received, and from all claims and demands for damages to real or personal property or to any person growing out of or resulting from an Event hereunder, whether caused by any construction or condition or any track or track equipment, cars or debris, or resulting from any act or failure of any official or any person assisting the officials serving in connection therewith.

39. Nothing contained herein shall be construed to place CART in the relationship of a partner or joint venturer with Organizer/Promoter, and Organizer/Promoter shall have no power to obligate or bind CART in any manner whatsoever other than as specifically provided for herein. Neither party undertakes by this Agreement to perform any obligations of the other, whether regulatory or contractual, or to assume any responsibility for the other's business or operations.

40. The validity, interpretation and construction of this Agreement shall be governed and construed by the laws of the State of Michigan. Any litigation commenced by a party to this Agreement as the result of any alleged breach of this Agreement shall be commenced in the circuit court for the County of Oakland, State of Michigan, or in the appropriate lower district court in said county, or in the U.S. District Court for the Eastern District of Michigan, and the parties hereby consent to such personal jurisdiction.

41. This Agreement is not transferable or assignable. Any transfer or assignment in violation of this provision shall be void.

42. Any notice or written communication required or permissible hereunder shall be sent by registered mail (or certified mail with return receipt), postage prepaid, addressed as follows:

         To CART:                                   To Organizer/Promoter:

         Championship Auto Racing Teams, Inc.       Carl Haas Racing Teams, Inc.
         755 W. Big Beaver Rd., Suite 800           500 Tower Parkway
         Troy, MI  48084                            Lincolnshire, IL  60069

43.      A.       This Agreement (including the Schedules annexed hereto)
                  contains the entire agreement of the parties hereto and no representations, inducements, promises, or agreements, oral or otherwise, not embodied herein shall be of any force or effect. This Agreement may be modified only upon the written consent of the parties hereto.

         B. No waiver by either party, whether expressed or implied, of any provision of this Agreement or any breach or default shall constitute a continuing waiver thereof.

         C. Each and every of the rights, remedies and benefits provided by this Agreement shall be cumulative, and shall not be exclusive of any other said rights, remedies and benefits, or of any other rights, remedies and benefits allowed by law.

         D. If any provision in this Agreement is held to be invalid or unenforceable, it shall be ineffective only to the extent of the invalidity, without affecting or impairing the validity and enforceability of the remainder of the provision or the remaining provisions of this Agreement.

44. The parties acknowledge the importance of each party's reputation, good will and public image and, accordingly, agree to maintain and enhance such image by restraining from taking any action contrary to the best interest of either party, or detracting from the reputation of either party. Each party shall refrain from making any statements about the other party that adversely affects, casts in an unfavorable light, or otherwise maligns the business or reputation of such other party or any of its principals.

45. At all times, the terms and conditions of this Agreement are confidential to CART, Organizer/Promoter, their parent companies and their respective subsidiaries, and shall not be disclosed to any other entity or individual without the other party's prior written consent. Notwithstanding the foregoing, disclosure may be made if necessary to enforce a party's rights under this Agreement, or if required by a governmental agency, in which case any and all documents, information, or materials disclosed shall be marked "confidential" and such party shall seek confidential treatment of such information.

46. The following Schedules are attached hereto, incorporated herein by reference as though set forth in their entirety in this Agreement, and labeled as follows:

         Schedule A - Operational and Facility Requirements

         Schedule B - Insurance Requirements

         Schedule C - Unified Credential System and Facility Access Provisions

         Schedule D - PPG Program and Official Cars

         Schedule E - Event Activities

         Schedule F - Post Race Procedures/Activities

Any person or organization having responsibility in the organization, promotion or staging of any Competition, whether by contract or otherwise, shall co-sign this Agreement and shall be jointly responsible hereunder. Organizer/Promoter and the undersigned warrant and represent that Applicant has the full right and authority to enter into and perform this Agreement, and that the execution and delivery of this Agreement has been duly authorized by all necessary governmental and/or corporate action.


Date:    June 1, 1994                        /s/ Carl A. Haas
     -------------------------          ----------------------------------------
                                        Applicant


                                        By:      Carl A. Haas
                                        ----------------------------------------

                                        Its:     President
                                        ----------------------------------------


Date:    June 1, 1994
     -------------------------          ----------------------------------------
                                        Co-Signer's Signature

                                  CART APPROVAL


         The foregoing application is hereby approved and accepted in accordance with the terms stated therein.


Date:                                   Championship Auto Racing Teams, Inc.
     -------------------------


                                        By:
                                           -------------------------------------

                                        Its:
                                            ------------------------------------


CART sanction number granted:
                                        ----------------------------------------

Date:
     -------------------------          ----------------------------------------
                                        Authorized Signature

                                  SCHEDULE "A"


                      OPERATIONAL AND FACILITY REQUIREMENTS



                                 I. MEDIA CENTER


FACILITIES:

         Solid, climate controlled, weatherproof structures capable of supporting separate work area for IndyCar Media Relations, Event Media Relations, Support Event Media Relations, deadline media, non-deadline media, and a dedicated, separate media interview room.

ELECTRIC/POWER REQUIREMENTS:

         Organizer/Promoter should provide CART Communications staff at least two (2) 10 volt, 20 amp, single phase circuits or equivalent with a minimum of eight (8) electrical outlets. Adequate power and at least one electrical outlet for each assignable seat for press in media center.

TELEPHONE REQUIREMENTS:

         Twenty (20) direct and five (5) dedicated lines and instruments.

EQUIPMENT:

         five (5) photocopy machines;

         ten (10) large screen television sets/monitors (including audio) with direct video feed from television production mobile units (one pair should be available for CART Communications staff);

         three (3) golf carts for exclusive use by CART.


                                 II. OPERATIONS


FACILITIES:

         Solid, quite, climate controlled, weatherproof structure capable of accommodating a minimum of sixty (60) people.

ELECTRIC/POWER REQUIREMENTS:

         Radio Trailer                  110v/115v         2       30 amp        single phase
                                        or /220v                  30 amp        single phase
         Timing and Scoring             110v/115v         6       30 amp        single phase
         Operations Trailer #1          110v/115v                 30 amp        single phase
         Operations Trailer #2          110v/115v         2       30 amp        single phase
         Medical Coach                  110v/115v                 50 amp        single phase
         IndyCar Coach                  110v/115v                 50 amp        single phase
         Inspection Area                110v/115v         2       20 amp        single phase
         EDS/Timing &
            Scoring Truck               110v/115v                 50 amp        single phase
         Delco Battery                  110v/115v         2       30 amp        single phase
                                        or 220v                                 single phase
         DieHard Battery                110v/115v         2       30 amp        single phase
                                        or 220v
         IndyCar Fuel Compound          110v/115v         4       25 amp        single phase
         IndyCar Tire Compound          220v/240v         2       50 amp        single phase
         Fuel Compound                  110v/115v                 30 amp        single phase
         Scales                         110v/115v                 20 amp        single phase

TELEPHONE REQUIREMENTS:

         As a minimum, the following areas must be supplied telephones which provide access to commercial telephone lines:

         Operations Trailer #2 - telephone and facsimile line

         Medical Coach

         IndyCar Coach

         Race Control

         Timing & Scoring

         Start/Finish Line

EQUIPMENT:

         One (1) print quality hi-speed photo copier.

         Organizer/Promoter at its expense shall provide, install and maintain the equipment necessary to operate the Timing and Scoring system managed for CART by EDS in accordance with the specifications supplied by CART and EDS. Organizer/Promoter will provide EDS free of charge at the start/finish line, on the Timing and Scoring structure and at least one other prominent location, space to affix and display the "EDS" logo and/or "EDS Official Timing Technology Provider".

COMMUNICATION CIRCUITS:

         Land line communication system connecting all trackside stations, pit in, pit out, race control and start/finish line.

         Private land line communication circuit connecting timing and scoring, race control, pit center and starters stand.

FUEL:

         Organizer/Promoter will provide gasoline for all safety, track maintenance vehicles and the jet dryer:

         Track Dryer       Jet A or #1 diesel          approximately 50 gallons

         (The parties recognize that Organizer/Promoter provides its own track dryer and, therefore, will be required to provide fuel under this provision only in the event that use of CART's track dryer is required.)

         Safety Vehicles   gasoline                    approximately 200 gallons

GENERAL:

         Minimum of three hundred fifty (350) pounds of ice each day from Thursday until Sunday of race weekend.

         Worker lunches and drinking water will be provided for each day of the Event weekend. The quantity will be supplied by CART.

         All areas and utilities shall be accessible for use by CART on or before 8:00 AM the Wednesday prior to the published race date.


                            III. TELEVISION AND RADIO


FACILITIES:

         Television Compound Area - Organizer/Promoter shall provide a level, hard-surfaced area approximately 150 feet x 150 feet for use by IndyCar Productions and network television production mobile units, broadcast equipment, and personnel. Compound should be located as follows:

                  Street Course: As close as possible to the announcement booth or as close to the majority of camera positions as possible, but definitely outside the course.

                  Road Course: As close as possible to the announcement booth, as close to the majority of camera positions as possible, preferably outside the course.

                  Oval Course: As close as possible to the announcement booth and allowing the most direct cable access to the majority of camera positions as possible, but definitely outside the course.

         Announcement Booths - Climate controlled. Booths should have a wide expanse of glare-proof (non-tinted) glass overlooking the pits and track. Sound deadening materials should be used in construction, including proper insulation, carpeting, panelling, and double-paned glass.

         The front window overlooking the track and pits should begin around 3.5 feet - 4 feet above the floor. Booth should also have windows on the sides of the booth facing the track, around 3-4 feet deep from the front of the booth, to provide sight lines up and down the track and pits. Where possible, back half of each booth should be elevated 4 inches - 6 inches (minimum) to allow raised sight lines for those working in rear of booth.

         A ledge/table should run the entire width of the front window wall, set under the window and should be well braced to support necessary video monitors, timing & scoring monitors, and audio equipment, etc. Ledge/table should extend two (2') feet into the room from the front-windowed wall, and where possible, should provide a removable cut-out against the wall, with a support brace under the cut-out, to allow monitors to be partially recessed on an angle within the ledge/table.

         Access panels, conduits, and cable troughs (minimum 6 in diameter), should be provided by promoter as necessary to allow cables to enter booth for video, audio, timing & scoring, and antennae feeds.

         Entry door should have a locking system installed, so that the room and equipment may be secured. A keyless or combination access system is preferred. Door should also have a mail slot for press releases, etc.

         As other international networks (more than three) may wish to originate commentary from the site of a CART Event, CART may request, and Organizer/Promoter agrees to provide, additional announcement booths. CART agrees to provide at least thirty (30) days notice to Organizer/Promoter in such cases. All reasonable costs, subject to competitive bidding, associated with the construction and provision of any additional booths and required facilities (i.e. telephone, power, etc.) for international networks shall be the responsibility of CART.

                  U.S. Television Network:

                  BOOTH SIZE:       15 feet x 15 feet booth.

                  LOCATION:         Should be placed on the outside of the track
                                    and nearest to the start/finish line,
                                    providing the widest view of the track and pits. Where possible, booth should be located alone or at one end of any row of booths or suites.

                  IndyCar Radio Network:

                  BOOTH SIZE:       8 feet x 8 feet (minimum) booth.

                  LOCATION:         Preferred placement on the outside of the
                                    track and nearest to pit center, providing the widest view of the track and, then, the start/finish line and pits.

                  International Networks:

                  BOOTH SIZE:       A minimum of three (3) 8 feet x 8 feet
                                    (minimum) booths.

                  LOCATION:         Preferred placement providing the widest
                                    view of the pits and, then, the track and start/finish. Where possible, location should be on the outside of the track.

ELECTRIC/POWER REQUIREMENTS:

         Organizer/Promoter shall ensure necessary lighting (minimum of 125 foot candles) is available for television coverage during the Event.

         All power should be "shore" power, as opposed to generator power, where possible. If "shore" power is not available, generator power must meet the requirements of the network television production company, including but not limited to: back-up power, redundant systems, frequency controlled, and automatic switch-over features. Requirements to be provided before execution of this Agreement, as follows:

         TV COMPOUND - U.S. NETWORK

         Mobile Unit #1                     208v       200 amp         3 phase
         Mobile Unit #2                     208v       200 amp         3 phase
         Uplink Truck #1                    208v       150 amp         3 phase
         Office Trailer #1                  208v       150 amp         3 phase
         Office Trailer #2                  208v       100 amp         single phase
         Mobile Support Unit                208v       100 amp         single phase
         In-Car Camera Truck                208v       60 amp          single phase
         RF Camera Truck                    208v       60 amp          single phase
         Catering                           110v       60 amp          single phase

         TV COMPOUND - INTERNATIONAL NETWORKS

         International M.U.                 208v       200 amp         3 phase

         Uplink Truck #2                    208v       150 amp         3 phase
         Uplink Truck #3                    208v       150 amp         3 phase

         REMOTE LOCATIONS

         RF Receive Site                    110v       20 amp          single phase
         RF Receive Site                    110v       20 amp          single phase
         TV Interview Room                  110v       20 amp          single phase

         ANNOUNCEMENT BOOTHS

         U.S. Network Production            110v       20 amp          single phase
         U.S. Network Monitors              110v       20 amp          single phase
         U.S. Network Audio                 110v       20 amp          single phase
         Radio Production                   110v       20 amp          single phase
         Radio Monitors                     110v       20 amp          single phase
         International #1 Production        110v       20 amp          single phase
         International #1 Monitors          110v       20 amp          single phase
         International #2 Production        110v       20 amp          single phase
         International #2 Monitors          110v       20 amp          single phase
         International #3 Production        110v       20 amp          single phase
         International #3 Monitors          110v       20 amp          single phase

         EACH ADDITIONAL INTERNATIONAL BOOTH

         Additional Production              110v       20 amp          single phase
         Additional Monitors                110v       20 amp          single phase

         Minimum four (4) outlets per electrical circuit.
         Air-Conditioning/heating systems must be on separate circuits from those shown above.

TELEPHONE REQUIREMENTS:

         Television Compound Area - Organizer/Promoter shall ensure twenty-five
         (25) dry pair telephone lines are permanently installed in television compound.

         Announcement Booths -

                  IndyCar Radio Network:

                  A maximum of eight (8) dry pair telephone lines permanently installed in booth.

                  International Networks:

                  Eight (8) dry pair telephone lines permanently installed in each announce booth.

ACCESS:

         Organizer/Promoter shall accord all broadcast networks and/or their designees the right to install and maintain at, and remove from, the site of the Event and associated areas such wires, cables, and apparatus as the network or its designee deems necessary for recording and/or telecasting the Event (provided that there shall not be any interference with the use of or means of ingress or egress at the site or associated areas).

INTERVIEW ROOM:

         Organizer/Promoter shall provide a small room (8 feet x 8 feet minimum) which may be used exclusively by the network production companies for driver interviews. Room should be climate controlled and quiet from other on track sounds and activities and should be located near the paddock, media center, or team hospitality area. In the event the Organizer/Promoter provides an office trailer for meetings or other use by IndyCar Operations, the side room of this trailer would be acceptable.

SECURITY:

         Organizer/Promoter must provide sufficient security, with radio communications, for all broadcast equipment in the television compound and around the track, including camera, remote, and booth locations. Security should be available from the first evening of arrival through the morning of the last day of departure of all broadcast equipment.

ADDITIONAL FACILITIES:

         CART may also require, and Organizer/Promoter agrees to provide, additional space to locate one (1) or more mobile announce booths to accommodate international networks, plus any required electrical power. All reasonable costs associated with the provision of power and other required facilities (i.e. telephone, etc.) for these additional international networks shall be the responsibility of CART.

EQUIPMENT VENDORS:

         Broadcast crews will use best efforts to achieve highest quality, lowest cost for renting equipment from Organizer/Promoter's exclusive source. If this cannot be achieved, then the exclusive track source will not apply to production company's needs.


                                   IV. GENERAL


As the execution of the Competition and broadcast coverage of CART events is vital to the success and growth of the Series and each Event, and as newer and additional technical facilities may be required to meet media, operational and broadcast production standards in order to enhance and upgrade the facility and broadcast quality, Organizer/Promoter agrees to provide additional space, power, facilities, or other services as may be requested by CART. CART agrees to provide Organizer/Promoter as much advance notice as possible of these additional requirements.

                                  SCHEDULE "B"


                             INSURANCE REQUIREMENTS


In an effort to protect the interest of track owners, Organizers/Promoters, sponsors, CART, its Members, Associate Members and participants, CART has established certain minimum criteria for insurance coverage which must be in effect for all CART Events.

The insurance requirements for CART events consist of the following areas of insurance coverage:

         1.       Spectator and Participant Legal Liability Insurance; and

         2.       Participant Accident Insurance.

The minimum specifications and requirements for acceptable coverage are:

         $10,000,000 LIABILITY INSURANCE (coverage must be primary)


V.       POLICY FORM


         The policy must be a Comprehensive General Liability form and may be either a manuscript Automobile Racing policy or a Commercial General Liability policy with endorsements that provide the amendments required to cover automobile racing events.

Coverage provided must include, but shall not be limited to:

         1.       Spectator/Public Bodily Injury Liability

         2. Participant Legal Liability - Participant Bodily Injury Liability - Participant to Participant Liability

         3.       Property Damage Liability

                  a. Including participants' property except when in restricted areas.

                  b.       No more than a Fifty Dollar ($50.00) deductible.

         4. Refreshments/Products Liability including Concession Hard Goods and Host Liquor Liability.

         5. Personal Injury Liability, including false arrest, detentions, imprisonment or malicious prosecution, libel and slander; wrongful entry or eviction.

         6.       Mobile Equipment Liability

         7. Incidental Medical Malpractice Liability including primary coverage for medical professionals.

         8.       Temporary and Air Ambulance Liability.

         9.       Off Premises Sign Liability.

         10.      Official Vehicle Physical Damage

                  a. Two Hundred Fifty Dollar ($250.00) maximum deductible.

         11.      Contractual Liability


VI.      MINIMUM LIMITS OF COVERAGE


CART reserves the right to change insurance limits as long as ninety (90) days notice is given to Organizer/Promoter.


         1. 1996 Event - $10 million combined single limits per occurrence for Bodily Injury and Property damage with no aggregate limit.

         2. 1996 Event - $5 million minimum for Participant Legal Liability. Subsequent Events subject to 50% of limits in place in paragraph 2A.

         3. 1996 Event - $1 million Medical Malpractice Liability with $1 million aggregate per incident. Coverage to include Medical Professionals. (See paragraph 1[G]).


                               VII. NAMED INSUREDS


Must include:

         1. CART, its officers, directors and employees; PPG Industries, Inc.

         2. CART reserves the right to add additional named insureds provided however, that notice be given no later than sixty
                  (60) days prior to the Event.


                              VIII. PERSONS INSURED


Must include:

All participants, race car owners, sponsors for this Competition, Event or the Series of which the Competition is a part, and CART Members and Associate Members. The definition of participants must include drivers, mechanics, pitmen, officials of the race, and those assisting the officials, event staff, announcers, emergency and safety crews and security personnel and all other persons allowed access to restricted areas. Such definition also applies to Indy Car and support series events.


                      IX. WAIVER AND RELEASE FROM LIABILITY


The insurance policy must require the utilization of a system at all CART Events which secures properly executed and signed "Waiver and Release from Liability" forms from all participants. The procedure for obtaining such executed waivers from CART participants shall be determined by CART.


                            X. GENERAL SPECIFICATIONS


         1. The insurer must be admitted or approved to write insurance in the state, province and country where the insured track is located. The broker or agent must be licensed to transact business in the state, province and country where the track is located. It is Organizer/Promoter's responsibility to inform all participants of all coverages and conditions available throughout the Event.

         2. The insurer must have a minimum of a Best A rating, and the name of the insurer must be supplied to CART for the purposes of confirmation.

         3. The insurer must formally agree to send duplicate notice of cancellation to CART in the event of cancellation a minimum of thirty (30) days in advance of the cancellation. The reason for the cancellation must be included with this notification. The insurer must also formally agree to immediately notify CART of each instance of the insured's failure to remit proper premium or other required payments.

         4. The agent or broker must submit a narrative explanation of systems, procedures and authority for adjusting and paying liability and participant accident claims.


PROCEDURES FOR OBTAINING APPROVAL OF AND UTILIZING INSURANCE COVERAGE

1. Any request or submission for approval of insurance coverage not meeting the minimum specifications and requirements or procedures will not be accepted.

2. To obtain approval for sources of insurance, Organizer/Promoter or its insurance broker must submit a certified true specimen copy of the proposed policy forms to CART at least ninety (90) days prior to the first date proposed to be insured by the insurance.

3. CART will notify the party submitting the request in writing of the acceptance or rejection of insurance submissions within fifteen (15) days of receipt of the submission. Only formal written approval of the acceptance of insurance coverage by CART shall be considered valid.

4. Upon acceptance, Organizer/Promoter must provide CART a certified true copy of the actual policy of insurance issued to track operators or Organizer/Promoter at the time of issuance and no later than thirty
         (30) days prior to the first day of the Event.

5. Should Organizer/Promoter fail to comply with the above requirements, CART shall have the right to purchase the insurance and obtain reimbursement from Organizer/Promoter.

6.       PARTICIPANT ACCIDENT INSURANCE FOR CART PARTICIPANTS

         Organizer/Promoter shall reimburse CART for the cost of participant accident disability, medical and life insurance which minimum coverages for 1995 are as follows:

         Accidental Death and Dismemberment               $    50,000.00
         Primary Accident Medical                         $   150,000.00
         Excess Major Medical                             $   350,000.00
         Weekly Disability (to 104 weeks)                 $       250.00
         Monthly Disability (to 48 months)                $       300.00

                                  SCHEDULE "C"


            UNIFIED CREDENTIAL SYSTEM AND FACILITY ACCESS PROVISIONS


CART SEASON CREDENTIALS (PLASTIC PICTURE IDENTIFICATION)

A.       TEAMS

Each CART Owner Membership is entitled to a maximum of forty (40) CART picture I.D. license/credentials upon acceptance of application and payment of fees due CART. Additional license/credentials (41-100) may be purchased at a cost of $185.00 each per season. Revenues derived from such purchases less $25.00 per credential will be divided equally among all CART Organizer/Promoters.

These license/credentials are to be issued to team members, i.e., owner, team manager, chief mechanic, crew members, designated team and/or sponsor public relations representative and any other associates the owner desires within the allotted maximum number. This credential will permit access to the facility and restricted areas including the pit area at all times during any CART Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty
(30) minutes prior to and during the IndyCar race.

B.       DRIVERS

Each driver will be issued a permanent CART picture license/credential. An additional picture license/credential will be issued to the driver's spouse or companion. Both credentials will permit access to the facility and restricted areas including the pit area at all times during any CART Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty (30) minutes prior to and during the IndyCar race.

C.       INDY LIGHTS OR CART OFFICIAL SUPPORT SERIES

CART will provide credentials to Indy Light competitors, sponsors and suppliers pursuant to provisions in the contract between CART and American Racing Series.

D.       OFFICIALS

Each CART official will be issued a permanent CART picture I.D. license/credential. This credential will permit access to the facility and restricted areas including the pit area at all times during any CART Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty
(30) minutes prior to and during the IndyCar race.

E.       SUPPLIERS AND AWARD POSTERS

A reasonable number of suppliers and award posters will be issued credentials as determined by CART. These credentials will permit access to the facility and restricted areas including the pit area at all times during any CART Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty
(30) minutes prior to and during the IndyCar race.

Commencing in 1996, each CART authorized supplier and award poster shall be entitled to a maximum of five (5) credentials at no charge. Additional credentials may be purchased at a cost of $100.00 each per season. Revenues derived from such purchases less $10.00 per credential will be divided equally among all CART Organizer/Promoters.

F.       MEDIA

CART will issue a limited number of credentials to nationally and internationally recognized print journalists and photographers covering the majority of Series Events on assignment for recognized media. They will clearly be marked "MEDIA" and "PHOTO" respectively. Television talent and key production staff are also credentialed and marked "TV". All media, photo and TV credentials will permit access to the facility and restricted areas including the pit area at all times during any CART Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty (30) minutes prior to and during the IndyCar race.

G.       SPONSORS

A reasonable number of CART sponsors will be issued credentials as determined by CART. These credentials will permit access to the facility and restricted areas including the pit area at all times during any CART Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty (30) minutes prior to and during the IndyCar race.

Commencing in 1996, each CART sponsor shall be entitled to a maximum of five (5) credentials at no charge. Additional credentials may be purchased at a cost of $500.00 each per season. Revenues derived from such purchase less $50.00 per credential will be divided equally among all CART Organizer/Promoters.

EVENT CREDENTIALS (PROVIDED BY THE ORGANIZER/PROMOTER)

A.       ISSUED BY CART:

         1.       ASSISTANTS

                  Organizer/Promoter shall make Event credentials available to CART for those persons assisting CART Officials. These credentials shall be the same type of credentials as those issued by Organizer/Promoter to others assisting in the production of the Event and will permit access to the facility and restricted areas including the it areas at all times during any CART Event. At specified events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty (30) minutes prior to and during the IndyCar race.

         2.       SPONSORS

                  For each Owner Membership accepted by CART the entrant may be entitled to a maximum of twenty (20) credentials per accepted membership for team sponsors. These credentials will permit access to the facility and restricted areas during CART activities. Access to the pit area will be terminated thirty
                  (30) minutes prior to the start of and during the CART race. Each credential purchased hereunder shall apply to all CART sanctioned events during the season and shall be purchased at a cost equivalent to the sum of $45.00 for each permanent race circuit on the schedule and $55.00 for each temporary race circuit on the schedule. Revenues derived from such purchases will be divided equally among all CART Organizer/Promoters.

         3.       ADDITIONAL CREDENTIALS, PASSES, TICKETS AND PARKING

                  Organizer/Promoter will provide CART with additional credentials, passes, tickets and parking to be utilized as stated below for distribution at the discretion of CART.

         a.       CREDENTIALS AND PASSES

                  General - Forty (40) corporate village suite passes or other mutually agreed upon passes and credentials; Three Hundred
                  (300) credentials for distribution by CART;

                  Drivers - Four (4) credentials to each participating IndyCar driver;

                  U.S. Television Network - Promoter will provide all IndyCar Productions and network & international network television crews with specifically designated all access "NETWORK" TV credentials, which accord production personnel free and unrestricted access to the site of the Event and all associated areas, including all media areas and activities, broadcast facilities, practice & qualifying and race pit activities, and all other areas, and also including hospitality and restricted trackside areas for the sole purpose of producing coverage of the Event. This "NETWORK" TV credential should be restricted for distribution to and use by IndyCar Productions and network television crews only. Individuals accredited by an CART Season Credential marked "TV" should receive access to the same areas as any credential issued by the promoter to the television production crews;

                  International Television Networks - Same as U.S. Television Networks; designated "NETWORK" TV;

                  IndyCar Radio Network - Promoter will provide the IndyCar Radio Network crews with general media credentials, but which specifically allow access to all media areas and activities, broadcast facilities, practice & qualifying and race pit activities, and, when requested by CART, access to restricted trackside areas. "NETWORK" TV credentials are acceptable, CART to coordinate;

                  Indy Lights - Organizer/Promoter will provide Event credentials for Indy Lights sponsors, suppliers, and guests. CART to coordinate.

         b.       TICKETS

                  General - Fifty (50) tickets (prime location seating) for intended use by CART's TV network; Fifty (50) tickets (deluxe grandstand seating) for use by CART - received thirty (30) days prior to race day;

         c.       PARKING

                  General - Twenty-five (25) parking passes for corporate village suite guests;

                  U.S. Television Network - Parking passes shall be provided by Organizer/Promoter up to a total of (10) ten. Ten (10) service vehicle passes to allow delivery and servicing of equipment to all areas of Event, excluding track access. For road & street courses, an additional three (3) on-track access passes for delivery and servicing of equipment under radio-controlled supervision of race control and track security. CART to coordinate;

                  International Television Networks - Parking passes shall be provided by Organizer/Promoter up to a total of three (3) per attending network, preferably in general media or general network TV parking areas. One (1) parking pass to allow equipment delivery as close as possible to these booths. CART to coordinate;

                  IndyCar Radio Network - Parking passes shall be provided by Organizer/Promoter up to a total of (3) three, preferably in general media or general network TV parking areas. One (1) parking pass to allow parking or equipment delivery as close as possible to radio booth. CART to coordinate;

                  Deadline Media - At least twenty-five (25) parking spaces for deadline media in the vicinity of the press area, which convenient overflow parking;

                  Competitor Transporter Space - each entrant (i.e. each separately entered car/driver combination) will be allocates sufficient parking space in the paddock for one (1) transporter and work area (minimum 85 feet x 31 feet);

                  Competitor Motor Coach/Hospitality Space - Each entrant (i.e. each separately entered car/driver combination) will be allocated sufficient parking space for (1) motor coach (minimum 50 feet x 15 feet); Additional space over and beyond the 50 feet x 15 feet will be charges to the teams;

                  Owners/Drivers/Team Affiliates/CART Officials & Staff - Organizer/Promoter will designate a parking area which will accommodate owners, drivers, team affiliates and CART officials and staff. Such area will be located in close proximity to the paddock and/or garage area. Decaled vehicles supplied by CART's Official car and truck suppliers and IndyCar owners and drivers will have access to park in the paddock or motor coach areas. The number of passes required will be mutually agreed upon by Organizer/Promoter and CART's Manager of Customer Services/Registrar;

                  CART Business Coach - Organizer/Promoter shall provide space in an area easily accessible from the pit and paddock for the parking of CART's business coach;

                  Supplier and Manufacturers - Organizer/Promoter will provide parking and work areas in the paddock for suppliers and manufacturers that provide entrants with products and services;

                  Indy Lights or CART Officials Support Series - Organizer/Promoter will provide an area in the paddock for Indy lights transporter parking, competitor work areas, administrative functions and technical inspection. An area close to the paddock for team parking will be available.

B.       ISSUED BY PROMOTER:

         1.       RACE PIT CREDENTIALS

                  This Event credential, provided by Organizer/Promoter for issue by the organizer/Promoter and CART allows the bearer access to the facility, paddock/garage and the pit area at any time during a weekend racing Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty (30) minutes prior to and during the IndyCar race. Persons with this credential must remain behind the pit wall during on track activity. The dress code will be in effect during races with scheduled pit stops.

         2.       PRACTICE & QUALIFYING CREDENTIALS

                  This Event credential, provided by Organizer/Promoter for issue by Organizer/Promoter and CART allows the bearer access to the pit area during all on track activity except races when scheduled pit stops are a part of the race. Persons with this credential must remain behind the pit wall during on track activity. The bearer must leave the pit lane thirty (30) minutes prior to the start of a race with scheduled pit stops.

         3.       REDEEMABLE CREDENTIAL

                  This credential provides the bearer general admission and paddock/garage area access, but does not allow admission into other restricted areas. To gain access to the pit area, the bearer must present the credential for validation or reissue and sign the proper waiver at a redemption center. The redemption center will be operated by CART or Organizer/Promoter and will be located in the infield, paddock or other area mutually agreed upon by CART and Organizer/Promoter. The purpose of this credential is to allow distribution of credentials to V.I.P.'s that would be issued a pit access credential prior to the Event. This system will ensure easy access to the facility and not allow pit access until the proper waiver is signed.

         4.       MEDIA

                  Organizer/Promoter shall issue credentials to media personnel in accordance with the criteria established by CART and Organizer/Promoter to meet local market obligations.

C. All credentials shall be plainly market "RACE PIT" or "PRACTICE & QUALIFYING PIT", "MEDIA", "PHOTO", etc. Terms such as "HOT PITS" or "COLD PITS" are not acceptable.


RULES

         1.       Credentials are not transferable.

         2. Persons in restricted areas may not enter team areas unless invited, must obey the instructions given by CART officials and security personnel in regards to their safety and well being and may not interfere in any way with the activities of CART participants or the Event. All credentialed persons are bound by the rules set forth in the IndyCar Rule Book which pertain to conduct and safety.

         3.       Persons not properly attired must leave the pit area thirty
                  (30) minutes prior to the scheduled start of the race. Proper attire is defined as including the following tenets:

                  A.       Shorts are not permitted.

                  B. Shirts fully covering the shoulders must be worn at all times.

                  C.       Open-toe shoes are not permitted.


IMPLEMENTATION

         1. All security, gate guards, pit workers, registrars and staff members with activities that may be affected by this policy, will be notified of this policy.

         2. All CART Owners, Drivers, team Managers, Chief Mechanics and corporate Sponsors will be notified of this policy.

                                  SCHEDULE "D"


                          PPG PROGRAM AND OFFICIAL CARS


PACE CARS

The PPG pace cars will serve as the Official Pace Cars at all IndyCar Events sanctioned by CART and shall be the only pace cars referred to as "Official Pace Cars" in any advertising, publicity, or promotion of a CART Event by the Organizer/Promoter.

Track announcers shall identify the PPG pace cars during the parade laps and continue to identify the starting PPG pace car when it starts the race and when it is on the track during caution flag periods.

SIGNS AND FLAGS

A. Organizer/Promoter shall furnish PPG at no charge with one (1) location for a painted sign, highly visible to the principal grandstands and to television cameras covering the race. PPG will assume responsibility and cost for painting the sign.

B. PPG shall receive preferential treatment in placement of temporary banners, signs, and flags at each track for CART Events only. Where there is a tower, or two towers, PPG's banner shall be placed in a center location, separate and apart from all other signs and banners. PPG shall receive at no charge at least two (2) choice locations at each track. Additional placement of PPG signs and banners will be in such locations as may be determined by discussions between Organizer/Promoter and representatives of PPG.

TICKETS AND CREDENTIALS

Organizer/Promoter shall provide choice seating locations for PPG when it makes ticket purchase for its customers at the same rates, including discounts, provided any other corporation or group. Also, Organizer/Promoter shall provide PPG with a reasonable number of pit passes and parking stickers at no cost.

PROGRAM

Organizer/Promoter shall provide PPG with one (1) full-page, full color ad, for which PPG will furnish color separations, and one (1) full-page of editorial in their program at no cost to PPG.

VICTORY LANE

A banner bearing the words "PPG Indy Car World Series" shall appear above the banner of the race sponsor on all podiums or stands in Victory Lanes or Winners' Circles. Or, where a painted podium is used, "PPG Indy Car World Series" logo shall appear just above the logo of the race sponsor in at least equal size. The backdrop built, maintained and transported by PPG shall serve as the official and only backdrop unless PPG's Racing Coordinator agrees for substitution of a special backdrop built by Organizer/Promoter to specifications and approval of the PPG racing Coordinator.

NEWS RELEASES

The CART-sanctioned PPG Indy Car World Series and/or PPG Cup shall be identified in all news releases and publicity issued by Organizer/Promoter, and such race shall be identified as part of the Series, i.e., "... second race in the PPG Indy Car World Series."

DISPLAY IN WORK AREA

Organizer/Promoter shall provide an area for the display and maintenance of the PPG Pace Car fleet as required by PPG and CART.

PPG ON TRACK ACTIVITIES

The Event schedule will include time for PPG on track activities. The scheduling (placement and allotted time) of these activities will be consistent with Paragraph 26 of the Organizer/Promoter Agreement and Schedule E.

OFFICIAL CARS

In the event that Organizer/Promoter is able to obtain an official car from a national automobile manufacturer and/or its local auto dealer, the parties agree to designate that car as the Official Car of the Event and Organizer/Promoter shall obtain any revenue derived as a result of the participation of the national automobile manufacturer and/or its local dealer as a sponsor. In the event that the national automobile manufacturer from which Organizer/Promoter obtains a car is a manufacturer of a participating PPG car (whether such car is obtained by the Organizer/Promoter directly from the manufacturer or from a local dealer), CART agrees that such official car, if represented in the PPG fleet, or if not so represented, such other model produced by said manufacturer which is represented in the PPG fleet as may be selected by such manufacturer shall be designated by CART as the Official Pace Car of such Event.

                                  SCHEDULE "E"


                                EVENT ACTIVITIES


INDYCAR ACTIVITIES

The appropriate (road course, oval or 500 mile) standard IndyCar schedule will be in effect at all Events.

OFFICIAL SUPPORT SERIES AND PPG PACE CAR ACTIVITIES

Indy Lights or CART's official support series shall be entitled to compete at this Event at no cost to CART or the support series. CART shall have the right to schedule, at any time during the Event, including race day, its official support series event as part of the overall CART activities. Standardized schedules similar to the IndyCar standard format schedules will be developed for PPG Pace Car on track activities and CART's official support series.

OTHER SUPPORT RACE ACTIVITIES

Any additional motor racing events must be approved by CART's Vice-President of Operations. These activities will be scheduled in a manner which will minimize any interference with any scheduled IndyCar, Indy Lights or CART's official support series and PPG Pace Car on track activities. Support activities should be selected to provide an appropriate complement to IndyCar activities and must be a balanced program and offer good entertainment value to the fans. A one half-hour break between scheduled competition activities is recommended. All on track support activities must be sanctioned by a recognized FIA affiliate. A formal sanction agreement executed between the sanctioning body and the event organizer must be on file with CART. This agreement must verify the performance and obligations of the sanctioning body and the event organizer and must not infer any organizational or operational responsibility to CART. These activities must be held in compliance with the sanctioning body's rules. The participant accident and liability insurance limits and carrier must be acceptable to CART. In addition, celebrity events must comply with the following:

1. All drivers must have successfully completed both classroom and on track instruction.

2. Race cars must meet the safety requirements prescribed by the sanctioning body of record and as a minimum must be equipped as follows:

         a.       A seat that provides proper driver support in case of impact.

         b.       A five (5) point competition seat belt and harness.

         c.       Rollover protection

                  i) roll cage for closed-wheel production-type or -based vehicles

                  ii)      roll hoop for sports race and open-wheel race cars

         d. The electrical system must include an accessible master switch and an impact/rollover switch. Both of these devices must interrupt the current to all onboard circuits.

3. Historic and vintage car practice, qualifying, race or exhibition activities will not be scheduled as part of this Event.

ENTERTAINMENT ACTIVITIES

Parades, exhibitions, stunts and other entertainment activities must be scheduled in a manner which will not interfere with any racing activity. CART does not accept any organizational or operational responsibility for these activities. These activities must be held in compliance with any applicable local, state or federal guidelines or regulations. Event liability insurance must be in place to cover these activities.

                                  SCHEDULE "F"


                         POST RACE PROCEDURES/ACTIVITIES


The following post-race Victory Circle procedures are to be followed by all drivers, teams, sponsors, promoters, track and security personnel, P.R. representatives and the media. Procedures may vary at individual tracks by prior arrangement between Organizer/Promoter and CART. In the event of such change, notification will be made in the Drivers Meeting and in the Press Room.

The objectives of these procedures are to develop a uniform handling of the victory Circle procedure in order to provide for a safe conclusion to the Event, protect the integrity of the live television coverage of the Event, and to present the winning drivers to the fans and the media in a organized fashion that showcases the sport, and the sponsors who support it, in the most positive way possible.

These procedures are meant to provide a guideline for the ideal handling of the conclusion of the Event. Some of these procedures or the order of them may be modified to take advantage of the physical properties of the Competition. It is not meant in any way to deter the spontaneity or enthusiasm associated with winning the race.

VICTORY CIRCLE PROCEDURES

1. The backdrop supplied by PPG will be the exclusive backdrop used on the victory stand for all CART Competitions. The backdrop may not be covered over. Its appearance or function may not be changed without permission of the PPG Director of Racing.

2. Security sets temporary fencing across from the track at designated location near the finish line and along the side or sides of the track to form a "U" shape into which the cars will drive. Security will coordinate with the Assistant Technical Director. All personnel are reminded of the IndyCar Rule Book which prohibits the crossing of the track and pit areas while hot.

3. Accredited photographers move behind security on up track side to await the top three (3) cars.

4. The top three (3) cars stop perpendicular to security line side by side. Or, alternately, winning car pulls into permanent track Victory Circle where available.

5. Security sets temporary fencing across track behind top three (3) cars, totally surrounding the cars, however, establishing two (2) entry points on opposite ends of the Victory Circle for access. The following personnel will be admitted: CART officials, TV and radio crews, owners/teams, drivers's immediate family, key sponsor executives, senior track and security, limited other personnel as determined by CART.

6. CART TV Coordinator gives Goodyear Hat or appropriate tire manufacturer to winner for television interviews. Television interviews will be conducted in the following order with priority given to live shows over tape:

         a.       Host TV broadcaster

         b.       Foreign TV broadcaster

         c.       Network radio - if live

         d.       Local radio - if live

         e.       IndyCar Productions

         Note that with three (3) drivers available, some interviews may occur simultaneously. Live television will have preference of interviewing drivers one, two and three without wait.

         Teams, P.R. representatives, sponsors and other should respect the integrity of the television broadcast and act appropriately. All three
         (3) drivers should be respected. No unauthorized hats, products, signs, etc. may be thrust in front of Television cameras. No hats may be exchanged during televisions interviews or in front of the camera.

7. PPG/Title Sponsor Victory Podium Truck, if applicable, moves into position during interviews.

8. After all television/radio interviews, top three (3) drivers proceed to Victory Podium Truck or permanent podium where available. Security will provide escort for drivers. In the event Television is still live, security will expedite same.

9. Drivers will be presented and interviewed by the track announcer on stage in the following order: 3-2-1

10. Trophies are presented by executive presenters according to agreement between Organizer/Promoter and CART. Event title sponsor hats are worn. Beauty queens should not be on stage unless stated in pre-existing agreements with title sponsor.

11.      Winning owner(s) are present on podium for presentation of Trophy.

12. First round of photography. Executive presenters and/or owner(s) leave platform.

13. CART TV Coordinator effectuates changes of driver's hats for still photography session(s). This sequence will not appear on television. Hats will be accommodated in the following order:

         a.       PPG Industries

         b.       Team Sponsor(s)

         c. Limited number of additional sponsor(s) only by prior agreement-time permitting

14. Champagne will be discouraged unless there is a prior sponsorship agreement, and will not be sprayed until all photo sessions are concluded.

VICTORY LAP

Drivers should be showcased to the fans. CART Pit Reporters may accompany drivers if sufficient space is available.

Upon completion of Victory Lap drivers proceed to Press Room for interviews. Security will provide proper escort.